SUBSIDIARIES OF REGISTRANT



                                                             Jurisdiction of
Subsidiaries                                                 Incorporation
------------                                                 -------------
Audiovox Communications Corp.                                Delaware
Audiovox Electronics Corporation                             Delaware
Quintex Mobile Communications Corp.                          Delaware
American Radio Corp.                                         Georgia
Audiovox Holding Corp.                                       New York
Audiovox Canada Limited                                      Ontario
Audiovox Communications (Malaysia) Sdn. Bhd.                 Malaysia
Audiovox Holdings (M) Sdn. Bhd.                              Malaysia
Audiovox Venezuela C.A.                                      Venezuela



                                   Exhibit 21